Exhibit 10.3

Description of Compensation Arrangements for Non-Employee Directors

On September 12, 2007, the Board of Directors of Danaher Corporation approved the following compensation arrangement for the chairs of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee. Effective as of September 12, 2007, the chair of each such committee will receive, in addition to the other compensation paid to Danaher’s non-employee directors, an annual retainer of $15,000, paid in quarterly installments. The retainer for 2007 shall be pro rated based on the date this compensation arrangement was approved by the Board.